                                                                     EXHIBIT 2.3

                        IN THE UNITED STATES BANKRUPTCY      ENTERED ON DOCKET
                          NORTHERN DISTRICT OF GEORGIA       8/18/97 JD
                                ATLANTA DIVISION             D/ST LIST


IN RE:                                  *  Case No. 96-69563
                                        *
TAPISTRON INTERNATIONAL, INC.,          *  CHAPTER 11
                                        *
          Debtor                        *  JUDGE MASSEY
                                        *
----------------------------------------


                                ORDER CONFIRMING
        DEBTOR'S FIRST AMENDED AND RESTATED PLAN OF REORGANIZATION FILED
             MARCH 14, 1997 AS AMENDED BY FIRST AMENDMENT TO FIRST
        AMENDED AND RESTATED PLAN OF REORGANIZATION FILED JULY 18, 1997

     On May 13, 1997, the Debtor's First Amended and Restated Plan of Reorganization filed March 14, 1997 ("Plan") came on for hearing before the Court upon notice to all creditors and parties in interest.

     All creditors and equity security holders were given the opportunity to cast ballots to accept or reject the Plan. Debtor's counsel reported the results of voting on the Plan to the Court which reflected that: Classes 1, 2, 3, 4, 5 and 8 were not impaired and were deemed to accepted the Plan in accordance with 11 U.S.C. section 1126(f). Classes 6, 7, 9 and 10 voted to accept the Plan. No ballots were cast by the members of Class 11 and no holders of any interests that are junior to the interests of Class 11 members will receive or retain any property on account of the Plan.

     On July 18, 1997, subsequent to the confirmation hearing, the Debtor filed its "First Amendment to First Amended and Restated Plan of Reorganization" ("First Amendment"). The First Amendment added two additional classes of creditors, Classes 12 and 13, whose treatment was unimpaired. The First Amendment did not affect any other party or creditor in his case other to provide for the treatment of the members of Classes 12 and 13. A copy of the First Amendment was served on the members of Classes 12 and 13. No objection has been filed to the first Amendment by any member of Classes 12 or 13.

     The Plan together with the First Amendment shall be hereinafter referred to as the "Amended Plan". Based upon the foregoing, the Court makes the following findings of facts and conclusions of law:

                                       1.
     The Amended Plan does not fail to meet the requirements of 11 U.S.C.
section 1122 and 1123. Thus, the Amended Plan complies with applicable provisions of Title 11 so that the Amended Plan will be considered for confirmation.

                                       2.
     The First Amendment does not adversely change the treatment of the claim of any creditor who has not accepted in writing the modifications, and therefore all previous acceptances for the Plan shall be deemed acceptances for the Plan as modified by the First and Second Amendment. 11 U.S.C. section 1127; Bankr. 3019. The Court finds that the Amendment Plan has been accepted in writing by the creditors and equity security holders whose acceptance is required by law. Since the First Amendment leaves the treatment of the members of Classes 12 and 13 unimpaired, both Classes are deemed to have accepted the Amended Plan in accordance with 11 U.S.C. section 1126(f); and

                                       3.
     The Amended Plan and the proponent thereof have complied with applicable provisions of the Bankruptcy Code; and

                                       4.

     The Amended Plan has been proposed in good faith and not by any means forbidden by law; and

                                       5.
     Each holder of a claim or interest either has accepted the Amended Plan or will receive or retain at least the liquidation value of its claim or interest thereunder; and

                                       6.
     Each class of claims or interests either has accepted the Amended Plan or is not impaired thereunder, or the Court has determined that the Amended Plan does not discriminate unfairly and is fair and equitable with respect to each class of claims of interests that is impaired under and which has not accepted the Amended Plan, as contemplated by 11 U.S.C. section 1129(b); and

                                       7.
     All payments made or promised by the Debtor, by persons issuing securities or acquiring property under the Amended Plan, by any other person for services or for costs and expenses in, or in connection with, the Amended Plan and incident to the case, have been fully disclosed to the court and are reasonable; and

                                       8.

    The identity, qualifications, and affiliations of the persons who are to be directors or officers, or voting trustees, if any, of the Debtor after confirmation of the Amended Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable, and consistent with the interests of the creditors and equity security holders and with public policy; and

                                       9.

    The identity of an insider that will be employed or retained by the Debtor and his compensation have been fully disclosed; and

                                      10.

    All fees payable under U.S.C. Section 1930 have been paid or the Amended Plan provides for the payment of same on the effective date of the Amended Plan.

    Based upon the foregoing findings of fact and conclusions of law, it is hereby

    ORDERED, ADJUDGED AND DECREED that Debtor's "First Amended and Restated Plan of Reorganization" filed March 14, 1997, a copy of which is attached hereto as Exhibit "A", as amended by the First Amendment to First Amended and Restated Plan of Reorganization" filed July 18, 1997 attached hereto as Exhibit "B", is hereby CONFIRMED in accordance with 11 U.S.C. Section 1129; except that notwithstanding any language in the Amended Plan to the contrary, this Court will retain only such jurisdiction in this case as it is required to retain under the Bankruptcy Code and Rules and as specifically set forth in the Amended Plan. All provisions of the Amended Plan, as confirmed, shall bind the Debtor and any entity issuing securities under the Amended Plan, any entity acquiring property under the Amended Plan, any creditor, equity security holder of the Debtor, whether or not the claim or interest of such creditor, equity security holder or limited or general partner is impaired under the Amended Plan, and whether or not such creditor, equity security holder or limited or general partner has accepted the Amended Plan, and any successor and assigns of the foregoing, including, but not limited to, any trustee, or other representative who qualifies in a case under the Bankruptcy Code;

     IT IS FURTHER ORDERED, that pursuant to the provisions of 11 U.S.C.
Section 1123 and Section 3.7(f) of the Amended Plan, William G. Hays, Jr. and William G. Hays & Associates, Inc. is appointed the Disbursing Agent and pursuant to 11 U.S.C. Section 1123 and Section 3.7(e) of the Amended Plan, the existing members of the Creditor's Committee who are willing to serve are hereby authorized and appointed as the Creditor Oversight Committee. Counsel for the Creditor's Committee shall poll the existing members of the Committee with twenty (20) days from the entry of this Order and file a pleading with the Court identifying those members of the Creditor's Committee willing to serve.;

     IT IS FURTHER ORDERED, that as of the date of entry of this Order, the automatic stay of 11 U.S.C. Section 362 shall terminate as provided in 11 U.S.C. 362(c) and all property of the estate shall vest in the Debtor and shall be dealt with free and clear of all liens, claims and interests of creditors, equity security holders and of the general partners of the Debtor, except as otherwise provided in the Amended Plan for Allowed Claims or in this Order confirming the Amended Plan;

       IT IS FURTHER ORDERED, as required by the Amended Plan, that the Debtor, all creditors and equity security holders and limited and general partners of the Debtor shall execute, deliver and join in the execution and delivery of all instruments required to effect and consummate the Amended Plan and to perform any other act, including the satisfaction of any lien that is necessary for the consummation of the Amended Plan, and to the extent that any such creditor, equity security holder, or limited or general partner shall fail or refuse to execute, deliver or cooperate in the execution and delivery of any instrument required to consummate and implement this Amended Plan, then pursuant to 11 U.S.C. Section 1142, the Debtor is authorized to move this Court for an order, upon such notice as the Court may direct, authorizing it to execute and deliver any necessary instrument on behalf of such non-cooperating party.

       IT IS FURTHER ORDERED that within 60 days from the date of this Order, the Debtor shall file a report with the court concerning the action taken toward substantial consummation of the Amended Plan; and within 90 days from the date of this order the proponent shall file a report showing substantial consummation of the Amended Plan together with an application for a final decree.


       SO ORDERED AT ATLANTA, GEORGIA this 18th day of August, 1997.



                                       /s/ James E. Massey
                                       -----------------------------------
                                       JAMES E. MASSEY
                                       UNITED STATES BANKRUPTCY COURT
                                       JUDGE, NORTHERN DISTRICT OF GEORGIA
                                       ATLANTA DIVISION



PRESENTED BY:

/s/ John A. Christy
-------------------------------------
JOHN A. CHRISTY,
Georgia Bar No. 125518
SCHREEDER, WHEELER & FLINT, L.L.P.
127 Peachtree Street, N.E.
1600 Candler Building
Atlanta, Georgia  30303-1845
(404) 681-3450

Attorney for Debtor

cc:  Distribution List

                        IN THE UNITED STATES BANKRUPTCY
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                                  *        Case No. 96-69563
                                        *
TAPISTRON INTERNATIONAL, INC.,          *        CHAPTER 11
                                        *
         Debtor.                        *        JUDGE MASSEY
                                        *

                           FIRST AMENDED AND RESTATED
                            PLAN OF REORGANIZATION OF
                          TAPISTRON INTERNATIONAL, INC.

         Tapistron International, Inc., a Georgia corporation ("DEBTOR"), proposes the following First Amended and Restated Plan of Reorganization ("Plan") pursuant to the provisions of Chapter 11 of the Bankruptcy Code, 11 U.S.C. Sec. 101, et seq. (the "BANKRUPTCY CODE").

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Debtor's Plan, the following terms shall have the respective meanings set forth below, and, unless the context requires otherwise, such meanings shall be equally applicable to the singular and plural forms of the terms defined. Unless otherwise defined herein, the terms used in this Debtor's Plan shall have the same meaning ascribed thereto in the Bankruptcy Code and the Bankruptcy Rules.

         1.1 "ADMINISTRATIVE CLAIM" means any Allowed Claim for payment of any cost or expense of administration of this Bankruptcy Case that has been allowed pursuant to Sections 503(b) and 507(a)(1) as entitled to priority under the Bankruptcy Code.

         1.2 "ALLOWED CLAIM" means any Claim: (a) based on an application of a Professional Person to the extent such application is approved by a Final Order;
(b) allowed under this Debtor's Plan; or (c) proof of which was either timely and properly filed, deemed filed under applicable law or by reason of an order of the Court or, if no proof of claim was filed or order entered, which has been or hereafter is listed by the Debtor on its schedules filed under Section 521(1) of the Bankruptcy Code as liquidated in amount and not disputed or contingent, provided that a timely filed proof of claim shall supersede any scheduling of such Claim, and, in either case, a Claim as to which (i) no objection to the allowance thereof has been within any applicable period of limitation as may be fixed by the Bankruptcy Code or by an order of the Court, or (ii) any such objection has been withdrawn pursuant to the provisions of this Debtor's Plan or has been overruled by a Final Order of the Court.

         1.3 "ALLOWED SECURED CLAIM" means that portion of an Allowed Claim equal to the value, as filed or as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code and Rule 3012 of the Bankruptcy Rules, of the interest of the holder of the Allowed Secured Claim in the property of the Debtor or of the estate securing such Allowed Claim.

         1.4 "ASSETS" means all real and personal property of the Debtor on the Effective Date including, without limitation, cash and the Causes of Action of the Debtor.

         1.5 "BANKRUPTCY CASE" or "CASE" means this Chapter 11 reorganization case commenced by the filing of a voluntary petition by the Debtor on June 21, 1996, bearing Case No. 96-69563,now pending in the Court.

         1.6  "BANKRUPTCY CODE" means Title 11 of the United States Code.

         1.7 "CAUSES OF ACTION" means all claims of the Debtor against third parties, including, but not limited to, actions for avoidance of transfers pursuant to Sections 544, 545, 546, 547, 548, 549, and 550 of the Bankruptcy Code.

         1.8 "CLAIM" means a right to payment or to an equitable remedy as set forth in Section 101(4) of the Bankruptcy Code.

         1.9  "CLAIMANT" means the holder of a Claim.

         1.10 "CLASS" means a category of holders of Claims as defined in
Section 1122 of the Bankruptcy Code.

         1.11 "CONFIRMATION" and "CONFIRMATION DATE" shall refer to the date of entry of a Final Order confirming this Debtor's Plan pursuant to Section 1129 of the Bankruptcy Code.

         1.12 "CONTESTED CLAIM" shall mean a claim (or portion thereof) which is a Disputed Claim or for which: (a) a proof of claim was or is deemed filed under applicable law or order of the Bankruptcy Court; (b) an objection was or is deemed to be timely filed; and (c) such objection is not: (i) withdrawn or resolved by stipulation with the Debtor pursuant to the Claims Order or (ii) determined in whole or part by a Final Order. For purposes of the Debtor's Plan, a Claim shall be considered a Contested Claim, in whole or in part, as applicable; before the time that an objection is filed, but only until the expiration of the time for filing objections to claims, if: (x) the amount or classification of the Claim specified in the proof of claim exceeds the amount of or differs in classification from any corresponding Claim scheduled by the Debtor in its Schedules in the case; (y) any corresponding Claim scheduled by the Debtor is scheduled as disputed, contingent or unliquidated; or (z) no corresponding Claim is scheduled by the Debtor in its Schedules for the Case.

         1.13 "CONVENIENCE CLAIM" shall mean an Unsecured Claim against the Debtor in the amount of $1,200 or less and any Unsecured Claim against the Debtor in excess of $1,200 that is reduced to $1,200 by election of the holder thereof; provided that, for purposes hereof, all such Unsecured Claims held by an entity or by any entity and any affiliate of an entity shall be aggregated and treated as one such Unsecured Claim; and provided further that, for purposes hereof, if all or any part of an Unsecured Claim was or is assigned, the Unsecured Claims held by all assignees of such Unsecured Claim shall be treated as one such Unsecured Claim.

         1.14 "COURT" means the United States Bankruptcy Court for the Northern District of Georgia.

         1.15 "CREDITOR" means a Claimant that is the holder of: (a) a Claim against the Debtor that arose on or before the Petition Date; (b) a Claim against the Debtor's estate of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code; or (c) an Administrative Claim.

         1.16 "CULBRETH LOAN DOCUMENTS" means the documents and instruments as amended from time to time evidencing and securing the loan made or credited extended by Robert E. Culbreth to Debtor prior to commencement of Debtor's Chapter 11 case. The documents include a UCC Financing Statement filed as No. ###-##-#### on November 11, 1995, in Catoosa County, Georgia.

         1.17 "DEBTOR" means Tapistron International, Inc., a Georgia corporation, and to the extent applicable, includes the said corporation in its status as a debtor in possession under Sections 1101 and 1107 of the Bankruptcy Code.

         1.18 "DEBTOR'S PLAN" means this Plan of Reorganization and any modifications or amendments thereto.

         1.19 "DEMOSS LOAN DOCUMENTS" means the documents and instruments as amended from time to time evidencing and securing the loan made or credited extended by The Arthur S. DeMoss Foundation to Debtor prior to commencement of Debtor's Chapter 11 case. The documents include an Addendum to Security Agreement dated August (no day), 1996 that references a security agreement dated July (no day), 1996.

         1.20 "DISBURSING AGENT" means the individual or entity appointed by agreement of the Debtor and the Creditors' Committee on or before the Confirmation Date or in the absence of an agreement such individual or entity appointed by the Court for the purposes of making disbursements to Class 7 creditors pursuant to Section 3.7 of the Plan and administering the Debtor's obligations pursuant to Section 3.7 of the Plan.

         1.21 "DISPUTED CLAIM" means any Claim that has been scheduled by the Debtor as contingent, unliquidated or disputed, or with respect to which an objection has been interposed in accordance with the Bankruptcy Code, the Bankruptcy Rules, this Debtor's Plan or an order of the Bankruptcy Court.

         1.22 "DISTRIBUTION DATE" shall mean the date that is as soon as practicable on or after the later of (a) the Effective Date or (b) the date upon which the Claim becomes an Allowed Claim or Allowed Administrative Claim; and for other purposes, the date the initial distributions are made to holders of Allowed Claims under the Plan.

         1.23 "EFFECTIVE DATE" means the eleventh (11th) day after entry of Order confirming the Debtor's Plan with no appeal pending and all applicable appeal periods having expired.

         1.24 "FACILITY" means the Debtor's office and manufacturing plant on Alabama Highway in Ringold, Georgia.

         1.25 "FINAL ORDER" means an order as to which any appeal that has been or may be taken has been resolved or as to which the time for appeal has expired and no appeal has been taken.

         1.26 "LANDAV LOAN DOCUMENTS" means the documents and instruments as amended from time to time evidencing and securing the loan made or credited extended by Landav, Inc. to Debtor prior to commencement of Debtor's Chapter 11 case. The documents include a UCC Financing Statement filed as No. 023-95-939 on August 24, 1995 in Catoosa County, Georgia and a UCC Financing Statement filed as No. 023-96-704 on June 3, 1996, in Catoosa County, Georgia, which references a security agreement dated July 16, 1996.

         1.27 "PETITION DATE" means June 21, 1996, the date on which the voluntary petition in this Bankruptcy Case was filed.

         1.28 "PARKER LOAN DOCUMENTS" means the documents and instruments as amended from time to time evidencing and securing the loan made or credit extended by Albert N. Parker to Debtor prior to commencement of Debtor's Chapter 11 case. The documents include a UCC Financing Statement filed as No. 023-95-397 on August 24, 1995, in Catoosa County, Georgia.

         1.29 "PROFESSIONAL PERSONS" means any person or entity employed or engaged by the Debtor and entitled to compensation pursuant to Section 326, 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

         1.29 "REORGANIZED DEBTOR" shall mean the Debtor following Confirmation of the Debtor's Plan.

         1.30 "SECURED CLAIM" means a Claim which is secured by property of the Debtor or of the estate.

         1.31 "UNSECURED CLAIM" means a Claim against the Debtor that is neither a Secured Claim, nor a Claim entitled to priority under Section 507 of the Bankruptcy Code.

                                    ARTICLE 2

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         2.1 All Claims against the Debtor shall be divided into Classes as follows:

                  (a) Class 1 shall consist of all Administrative Claims allowed under 11 U.S.C. ss. 503, including but not limited to compensation and reimbursement allowed under 11 U.S.C. ss. 330 to attorneys for the Debtor as a debtor in possession and any other Professional Person employed pursuant to 11 U.S.C. ss. 327 and as allowed by the Court except for the Class 2, 3, and 4 Claimants. Class 1 shall also include all then unpaid quarterly fees payable to the United States Trustee under 28 U.S.C. ss. 1930.

                  (b) Class 2 shall consist of all Allowed Claims entitled to priority under 11 U.S.C. ss. 507(a)(3) and (4). Debtor believes that there are no Class 2 Claims.

                  (c) Class 3 shall consist of all Allowed Claims entitled to priority under 11 U.S.C. ss. 507(a)(8). Debtor believes that there are no Class 3 Claims.

                  (d) Class 4: The Allowed Administrative Claim of Avonwood Capital Corporation as Debtor's investment banker for post-petition payments due for professional services to Debtor.

                  (e) Class 5 shall consist of the Allowed Secured Claim of the holders of the DeMoss Loan Documents and the Culbreth Loan Documents and the Parker Loan Documents, which are secured by liens upon the Debtor's personal property plus such other security as may exist under the respective Loan Documents which is determined to be property of the Debtor.

                  (f) Class 6 shall consist of the Allowed Claim of the holders of the Landav Loan Documents.

                  (g) Class 7 shall consist of all Unsecured Claims, including Contested Claims.

                  (h) Class 8 shall consist of all Convenience Claims.

                  (i) Class 9 shall consist of the holders of the outstanding common stock of Debtor.

                  (j) Class 10 shall consist of the holders of the outstanding Redeemable Warrants to acquire common stock of Debtor.

                  (k) Class 11 shall consist of the holders of outstanding options to acquire common stock of Debtor.

         2.2 Unimpaired Classes.

         Claims of Creditors in Classes 1 through 5 and 8 are not impaired under the provisions of 11 U.S.C. ss. 1124, and Classes 1 through 5 and 8 are therefore deemed to have accepted this Debtor's Plan, in accordance with the provisions of 11 U.S.C. ss. 1126(f).

         2.3 Impaired Classes.

         The Debtor's Plan does not leave unaltered the legal, equitable and contractual rights of Creditors in Classes 6 and 7 and interest holders in Classes 9, 10 and 11, and those parties in interest are impaired under the provisions of ss. 1124 of the Bankruptcy Code. Such parties in interest shall be entitled to vote to accept or reject this Plan.

                                    ARTICLE 3

                       TREATMENT OF CLASSES AND INTERESTS

         The following Classes, in full satisfaction of their Allowed Claims, shall receive the following:

         3.1 The Holders of Allowed Class 1 Claims shall be paid in full on the Confirmation Date or upon such other payment terms as may be agreed upon by the holder of any Class 1 Claim. In the event that the Claim of any Professional Person has not been approved by the Court by the Confirmation Date, such Claim shall be paid at the time that a Final Order is entered allowing such Claim.

         3.2 Debtor believes that there are no Class 2 Claims. To the extent that there are any, they will be paid on the Distribution Date.

         3.3 Debtor believes that there are no Class 3 Claims. To the extent that there are any, they will be paid on the Distribution Date.

         3.4 The Holder of the Allowed Class 4 Claim shall be satisfied in accordance with the terms of its employment as approved by the Court on November 12, 1996 by monthly payments of $3,000 per month for three months and by the receipt of 1.5 million shares of the common stock of Debtor to be issued pursuant to Section 5.5 of the Plan and Section 1145 of the Bankruptcy Code within four (4) months following the Effective Date.

         3.5 The Holder of the Allowed Class 5 Claim shall be paid in full from proceeds of collateral encumbered by their respective Loan Documents as such collateral is sold. At this time, the claims of Albert Parker and the DeMoss Foundation have already been paid from the liquidation of their collateral.

         3.6 The Holders of the Allowed Class 6 Claims shall release their Claims in exchange for the common stock of Debtor to be issued pursuant to Section 5.5 of this Plan at the rate of one share for each 15(cent) of the Allowed Claim. Their liens shall be released and cancelled.

         3.7 Each holder of an Allowed Class 7 Unsecured Claim shall be paid in full, unless the creditor elects to accept a discounted amount or the creditor and the Debtor agree to different terms, with interest from stock and cash payments as follows:

         (a) Each creditor shall receive its pro rata share (based on the amount of its Allowed Claim compared to the total of Class 7 Allowed Claims) of (i) cash in the amount of $500,000 plus (ii) its pro rata share of a second aggregate payment of $500,000 together with interest at the rate of 8.75% per annum payable based on twelve thirty day months.

         (b) Within fifteen (15) days from the Effective Date, the Debtor shall deposit the sum of $500,000 with the Disbursing Agent who shall on the Distribution Date disburse such sum pro-rata (based on the amount of a creditor's Allowed Claim compared to the total of Class 7 Allowed Claims) to Class 7 creditors in accordance with this Section 3.7 and Section 5.2 of this Plan.

         (c) Within ten (10) days from the date on which the Debtor receives full or final payment for each new machine sold and shipped by the Debtor post confirmation, exclusive of any sample machines, the Debtor shall pay to the Disbursing Agent the sum of $50,000. In addition, the Debtor shall pay to the Disbursing Agent accrued interest on the outstanding remaining principal balance of this second $500,000 to the Disbursing Agent on a quarterly basis within fifteen (15) days of the end of each fiscal quarter for the preceding quarter or portion thereof in the case of the first fiscal quarter after the Confirmation Date. Within thirty (30) days of the end of each fiscal quarter and provided that the Disbursing Agent holds at least $100,000 unless it is the last disbursement, the Disbursing Agent shall disburse such sums deposited with it pro-rata (based on the amount of a creditor's Allowed Claim compared to the total of Class 7 Allowed Claims) to Class 7 creditors in accordance with this
Section 3.7 and Section 5.2 of this Plan. If any payment due hereunder remains unpaid for more than thirty (30) days after the Debtor's receipt of written notice from the Chairperson of the Creditor's Oversight Committee ("Oversight Committee") constituted pursuant to Section 3.7(e), then all remaining amounts due pursuant to this Section 3.7(c) together with the actual reasonable attorney's fees for collection shall become immediately due and payable and the Oversight Committee may, as the representative of all Class 7 creditors, commence such action as is necessary to recover such remaining amounts for the benefit of Class 7 creditors and any amounts recovered by it shall first be applied to the costs of collection and thereafter to distribution to Class 7 creditors in the manner provided for in this Section 3.7(c).

         (d) The balance of the claims of Class 7 creditors, the total amount of Allowed Class 7 claims less $1,000,000, shall be paid as follows. On or before the Confirmation Date, a Class 7 creditor may elect in writing one of the following two options with respect to the payment of the balance of its claim. The election shall be irrevocable and shall be made on a form to be supplied by the Debtor with the ballot in this case and filed with the Bankruptcy Court. Any creditor who fails to file a ballot or to elect Option 1 shall be deemed to have elected Option 2. A Class 7 creditor may elect to receive:

         OPTION 1: the sum of 15% of the balance of its claim (its Allowed Claim less the amounts due to it pursuant to Sections 3.7(b) and (c) in cash in full and complete satisfaction of the remaining portion of its claim to be paid with the payment made pursuant to Section 3.7(b) of this Plan. This option shall be limited to the holders of the first $750,000 of Allowed Claims which make this election, although the Debtor shall have the sole and exclusive option to increase this amount; or

         OPTION 2: on the Distribution Date its pro rata share (based on the amount of its Allowed Claim compared to the total of Class 7 Allowed Claims) of 1,000,000 shares of common stock issued by the Debtor pursuant to Article 5.4 of the Plan provided that there shall be no fractional shares. At any time on or prior to September 30, 2000 ("Final Settlement Date"), each Class 7 creditor shall, at the sole and exclusive option of the Debtor, receive an additional cash payment or additional shares of common stock based on the average of the closing prices of the Debtor's common stock for the period that is not less than five (5) nor more than thirty-five (35) trading days prior to the Final Settlement Date such that the total amount received by Class 7 creditors pursuant to this

Option 2, either in additional stock or cash, equals its prorata share of the difference between the total amount of Allowed Class 7 claims less all principal amounts to be paid pursuant to Section 3.7(b) and (c) ("Final Payment Amount") together with interest at the rate of 8.75% per annum from the Effective Date of the Plan through the Final Settlement Date. If between the Effective Date of the Plan and the Final Settlement Date the average of the closing prices of the Debtor's common stock for any five (5) consecutive trading day period multiplied by 1,000,000 exceeds the Final Payment Amount multiplied by the factor for the end of the month in which such event occurs as set forth in Exhibit "1"(1) attached hereto or if any Class 7 creditor shall sell, pledge or trade the stock, directly or indirectly, issued to it on the Distribution Date pursuant to this Section 3.7(b), then such creditors shall no longer be entitled to any further distribution on the Final Settlement Date. All stock issued to Class 7 creditors shall be freely tradable stock. In the event a closing price of the Reorganized Debtor's stock for any day is not available, then the average of the closing bid and asked price for that day shall be used and considered the closing price for that day.

         (e) While there remains any amounts outstanding pursuant to Section 3.7(c), there shall exist a Creditor's Oversight Committee. The Committee shall be appointed by the Bankruptcy Court at the


--------------------
     (1) For the purposes of Exhibit "1", month one shall be the first calendar month following the Confirmation Date of the Plan.

Confirmation Hearing and shall be comprised of those members of the Official Committee of Unsecured Creditors who wish to serve. While there remains any amounts outstanding pursuant to Section 3.7(c), the Debtor shall provide the members of the Oversight Committee within thirty (30) days of the end of fiscal quarter with a quarterly operating statement and balance sheet together with a sales report of machines sold during the preceding fiscal quarter, the machines expected to be delivered during the subsequent fiscal quarter and the machines for which payment has been received in full during the previous fiscal quarter. This post confirmation committee shall be entitled to retain such professionals as it deems necessary to assist it in analyzing financial information and in enforcing the provisions of Section 3.7(c) of the Plan and the Debtor shall reimburse the Creditor's Oversight Committee for up to $12,000 of such reasonable and necessary expenses upon presentation of invoices and other documentation substantiating those charges. Upon the Debtor's payment of all amounts due pursuant to Section 3.7(c), the Committee shall automatically dissolve.

         (f) The Disbursing Agent shall be paid compensation in an aggregate amount not to exceed $15,000 by the Debtor for its services. $5,000 of the fee shall be paid with the first disbursement pursuant to Section 3.7(c) and $2,500 paid each time a disbursement is made by the Disbursing Agent to Class 7 creditors. In the event the Disbursing Agent resigns or is discharged for cause by the Oversight Committee, then the Debtor shall assume the role of the Disbursing Agent for the balance of the payments due pursuant to Section 3.7(c).

         3.8 Each holder of an Allowed Class 8 Claim shall receive on the Distribution Date payment in cash equal to the lesser of $1,200 or the Allowed amount of such Allowed Convenience Claim. Any holder of an Allowed Unsecured Claim (or Claims) in excess of $1,200 that desires treatment of such Claim (or Claims) as a Convenience Claim shall have the right to receive such treatment by making an irrevocable written election to reduce its Claim (or aggregate Claims) to $1,200 when ballots on this Plan are due from holders of Unsecured Claims.

         3.9 The Holders of the Class 9 Claims will have their equity interest in Debtor diluted by the common stock of Debtor issued to implement this Debtor's Plan pursuant to Sections 5.3 and 5.5 of this Plan and any existing preemptive rights to acquire, and other rights to limit issuance of, Debtor's common stock shall be cancelled.

         3.10 The Holders of the Class 10 Claims will have their rights to acquire equity interest modified such that the exercise price of each Redeemable Warrant shall be reduced to $1.00 and the time period in which to exercise the Redeemable Warrant shall be extended to the earlier of the last day of the thirty sixth (36th) month following the Effective Date or August 31, 2000. The first $850,000 in funds received by the Reorganized Debtor from the exercise of these Redeemable Warrants shall be escrowed by it for payment of the amounts due to Class 7 creditors on the Final

Settlement Date. In addition, no payments or amounts shall be due or paid to Josephthal Lyon & Ross Incorporated shall be paid from the proceeds of the warrants.

         3.11 The holders of the Class 11 Claims will have their stock options cancelled and rejected and shall hold no claim due to the fact that such options as worthless due to the exercise price being substantially in excess of the market value of Debtor's common stock.

                                    ARTICLE 4

                                ANALYSIS OF PLAN

         Under the Debtor's Plan, all creditors will be paid as much as or more than they would receive upon liquidation of the Debtor's assets. Classes 1 through 5 and 8 will receive payment in full. Although Class 6 is to have its Claim satisfied by issuance of Debtor's common stock, Debtor understands that the Class 6 Claimant has agreed to such treatment.

         Class 7, unsecured creditors, will be paid in full, unless they voluntarily agree to accept a lesser sum, through a combination of stock and cash in satisfaction of their Allowed Claims, except to the extent that they receive payment as a Convenience Claim on the Distribution Date. This class shall be paid in full, unless a creditor agrees to accept a discounted amount.

         As part of this Plan, the Debtor has developed a series of unaudited projections (the "Projections") attached hereto as

Exhibit "2", which it believes estimates future income and expenses under the Debtor's Plan. The Projections assume confirmation of the Debtor's Plan and that all aspects of the Plan will be successful if implemented. The Debtor believes that the Projections reflect a realistic estimate of its financial performance under the Debtor's Plan; however, no warranty can be made that future events will correspond with the Projections.

         The Debtor's shareholders will be entitled to retain their interests subject to dilution for the Debtor's common stock to be issued pursuant to the Plan. Debtor's option holders will have their options cancelled.

                                    ARTICLE 5

                    MEANS FOR EXECUTION OF THE DEBTOR'S PLAN

         5.1 Continuation of the Debtor's Business. The Confirmation of the Debtor's Plan shall vest all of the Assets in the Reorganized Debtor. The Reorganized Debtor shall continue to operate its Facility and shall pay its operating expenses.

         5.2 Contested Claims. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims shall be filed and served on the applicable claimant by a date that is no later than 60 days after (i) the Effective Date or (ii) the date the Claim is filed, whichever is later. After the Confirmation Date, only the Debtor and Reorganized Debtor shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims.

                  (a) Notwithstanding any other provision of the Debtor's Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

                  (b) Debtor shall withhold from the property (stock or cash) that would otherwise be distributed to the Class in which a Contested Claim is classified an amount sufficient to be distributed on account of Contested Claims in that Class as of the Effective Date and shall place such withheld property, cash or stock, in a reserve (the "Contested Claims Reserve").

                  (c) Payments and distributions by Debtor to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made from the Contested Claims Reserve in accordance with the provisions of the Debtor's Plan governing the Class of Claims to which the respective holder belongs.

                  (d) If any of the property withheld for the Contested Claim Reserve remains after all objections to Contested Claims of a particular Class have been resolved then such property shall be distributed as soon as practicable in accordance with the provisions of the Debtor's Plan governing the Class of Claims to which the Disallowed Claim belonged.

                  (e) Prior or subsequent to the Effective Date, in order to effectuate distributions pursuant to Debtor's Plan and avoid undue delay in the administration of the Case, the Debtor shall have the right to seek an order of the Bankruptcy Court, pursuant to section 502(c) of the Bankruptcy Code, after notice and a hearing (which notice may be limited to the holder of such Contested Claim and which hearing may be held on an expedited basis), estimating or limiting the amount of property that must be withheld from distribution on account of Contested Claims. If the amount of the claim as ultimately allowed exceeds the estimated amount or should any rejections claims become allowed Class 7 claims, then the Reorganized Debtor shall have the right to make adjustments to the future distributions to Class 7 creditors, either in stock or in cash, to account for the additional distribution arising out of the resolution of the claim objection.

         5.3 Stock Offering. After confirmation, Debtor will proceed with issuance of the common stock of Debtor at the rate of 15(cent) per share for a total of 16,666,667 shares with the assistance of Avonwood Capital Corporation. Issuance will be pursuant to Section 4(2) of the Securities Act of 1933 and the provisions of Regulation D promulgated thereunder. The placement shall be completed prior to the Distribution Date. Avonwood Capital Corporation will deposit the sum of $2,500,000 with Debtor's counsel on or before the Effective Date to secure such placement. Proceeds of the placement will be applied to satisfy the Class 7 Claim and to provide operating funds for the continuation of Reorganized Debtor's business.

         5.4 Section 1145 Stock. Prior to the Distribution Date, Debtor shall issue its common stock pursuant to Section 1145 of the Bankruptcy Code to satisfy the administrative claims of the

Avonwood Capital Corporation, the secured claim of the holder of the Landav Loan Documents, the administrative claim of Ameristar Insurance Services, Inc. and the distribution of stock to Class 7 creditors.

         5.5 Returned Payments. Should any payment due to any Class 7 or 8 creditor hereunder be returned or unclaimed, then such amounts shall revert to the Debtor upon the final disbursement pursuant to Section 3.7(c) and the Disbursing Agent shall return such funds to the Debtor within sixty (60) days from the date of the final disbursement.

                                    ARTICLE 6

                   PROVISIONS FOR THE ASSUMPTION AND REJECTION
                   OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         6.1 As of the Confirmation Date, the Reorganized Debtor shall assume each executory contract and unexpired lease that is identified as being subject to assumption, unless such executory contract or unexpired lease has been assumed or rejected by Debtor prior to the Confirmation Date or is the subject of an application for assumption or rejection filed prior to such date. Debtor's lease for the Facility and its licensing agreement with Card Monroe Corporation are assumed and all defaults will be cured by the Distribution Date. To the extent required or that they are considered executory contracts, the Debtor also rejects any option agreement included within Class 11.

         6.2 Debtor reserves the right to file applications for the assumption or rejection of any executory contract or unexpired lease at any time prior to the Confirmation Date.

         6.3 Each entity that is a party to an executory contract or unexpired lease rejected pursuant to this Debtor's Plan shall be entitled to file, not later than 30 days after the Confirmation Date, or such later date as specified by the Court in the Confirmation Order or in an order approving such rejection, a proof of claim for damages alleged to have arisen from the rejection of the contract or lease to which such entity is a party. Any Allowed Claim arising from or as a result of the rejection of any executory contract or unexpired lease shall be a Class 7 Claim and shall be treated in accordance with the provisions for payment of such Claims, but nothing herein shall constitute a determination that any rejection gives rise to or results in an Allowed Claim.

                                    ARTICLE 7

                              ASSETS OF THE DEBTOR

         7.1 Confirmation of the Debtor's Plan shall constitute a determination that the Reorganized Debtor shall retain the Assets free and clear of all liens, claims and encumbrances in accordance with 11 U.S.C. ss. 1141.

                                    ARTICLE 8

                  MODIFICATION OF DEBTOR'S PLAN OF ORGANIZATION

         8.1 Modification of the Debtor's Plan may be proposed in writing by Debtor at any time before entry of a Confirmation Order, provided the Debtor's Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and Debtor shall have complied with Section 1125 of the Bankruptcy Code.

         8.2 The Debtor's Plan may be modified at any time after entry of a Confirmation Order and before its substantial consummation, provided that such Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Court, after notice and a hearing, confirms such Plan, as modified, under Section 1125 of the Bankruptcy Code and the circumstances warrant such modification.

         8.3 Effect of Modification on Balloting. A holder of a claim or interest that has accepted or rejected the Debtor's Plan and whose interests are materially and adversely affected by the proposed modifications shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Court, the holder changes its previous acceptance or rejection.

                                    ARTICLE 9

                               DISCHARGE OF CLAIMS

         9.1 Except as provided for herein, in accordance with 11 U.S.C. ss.ss.105 and 1141, all indebtedness, claims and litigation by any person, creditor, interest holder or other party in interest against Debtor, which existed or accrued on or before the Confirmation Date, including, but not limited to, all fraudulent conveyance, preference or avoidable transfer actions, whether or not contingent, unliquidated, unmatured, legal or equitable, shall be discharged, regardless of whether the holder of any such claim has accepted or rejected the Debtor's Plan.

                                   ARTICLE 10

                            RETENTION OF JURISDICTION

         10.1 Notwithstanding entry of a Confirmation Order, the Court shall retain jurisdiction over the Case for the following purposes:

                  (a) To consider any modification of this Debtor's Plan under
Section 1127 of the Bankruptcy Code;

                  (b) To determine any and all objections to the allowance of Claims;

                  (c) To determine any and all pending applications for assumption or rejection of executory contracts or unexpired leases;

                  (d) To determine and fix all Claims arising from the rejection of any executory contract or unexpired lease;

                  (e) To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation or enforcement of this Debtor's Plan;

                  (f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked or vacated;

                  (g) To hear and determine all requests for compensation or reimbursement of expenses that may be made after the Confirmation Date;

                  (h) To hear and determine all controversies, suits and disputes, including the Causes of Action, that may be pending at or initiated after the Confirmation Date;

                  (i) To consider and act on a compromise and settlement of any Claim or any Cause of Action on behalf of the Debtor;

                  (j) To liquidate or estimate damages or determine the manner and time for such liquidation or estimation in connection with any disputed, contingent or unliquidated Claim;

                  (k) To correct any defect, cure any omission or reconcile any inconsistency in the Debtor's Plan or in the order of the Court confirming the Debtor's Plan as may be necessary to carry out the purpose and intent of this Debtor's Plan; and

                  (l) To enter a Final Order closing the Bankruptcy Case.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 The Reorganized Debtor shall continue its existence subsequent to the Confirmation Date and shall perform all acts necessary to remain a business corporation in good standing in the State of Georgia. The directors of the Reorganized Debtor and the Chief Executive Officer and Chief Financial Officer and their compensation will be determined and disclosed prior to Confirmation of the Debtor's Plan.

         11.2 Confirmation of the Debtor's Plan shall bind the Reorganized Debtor and every Creditor of the Debtor whether or not the Claim of such Creditor, is impaired under the Debtor's Plan and whether or not such Creditor has accepted the Debtor's Plan.

         11.3 Notwithstanding any other provision of this Debtor's Plan, each Claim shall be paid only after it has been allowed in accordance with the Bankruptcy Code.

         11.4 At the option of the Debtor, this Debtor's Plan may be withdrawn at any time prior to the Effective Date of the Debtor's Plan. Such option shall be exercised by the filing in the Case of a notice of withdrawal and mailing a copy of such notice to all Creditors and persons specially requesting all notices in this case. If such option is timely and properly exercised, the Case shall continue and be administered as if the Debtor's Plan had been withdrawn prior to the Confirmation.

         11.5 Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, the Reorganized Debtor shall retain each and every Claim, Demand or Cause of Action whatsoever which the Debtor or debtor in possession had or had power to assert immediately prior to Confirmation of the Debtor's Plan, including without limitation actions for avoidance and recovery of transfers pursuant to Section 550 of the Bankruptcy Code, or transfers avoidable by reason of Sections 544, 545, 547, 548, 549 or 553(b) of the Bankruptcy Code, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of same.

         11.6 In order for all creditors and other interest holders and other parties in interest to fully comprehend and analyze the provisions of this Plan, it is necessary to analyze the financial condition of Debtor as referenced in the schedules and reports filed with the Court.

         11.7 Each creditor should consult with its own legal, tax and financial adviser as it deems necessary in order to evaluate the effect of the Plan on them. Debtor has the right to modify the Plan at any time in order to obtain acceptances and shall do so if modification can be agreed upon between Debtor and claim holders affected by the modification in order to secure their acceptance of the Plan.

         Dated this 14th day of March, 1997.

                                             TAPISTRON INTERNATIONAL, INC.


                                             By: /s/ Darwin Poe
                                                --------------------------------
                                                Darwin Poe, President
PREPARED AND SUBMITTED BY:

/s/ John A. Christy
--------------------------
JOHN A. CHRISTY, ESQ.
Georgia Bar No. 125518
Schreeder, Wheeler, & Flint, LLP
127 Peachtree Street, N.E.
16th Floor, The Candler Building
Atlanta, Georgia  30303-1845
(404) 681-3450

TAPISTRON INTERNATIONAL INC
COMPOUNDED MONTHLY AMOUNT WHEN PRINCIPAL IS 1
ANNUAL INTEREST RATE OF 8.75%
FEBRUARY 13, 1997

                 n
          s=(1 + i)

n         COMPOUND FACTOR
-         ---------------
1              1.00729200
2              1.01463717
3              1.02203591
4              1.02948859
5              1.03699562
6              1.04455740
7              1.05217431
8              1.05984676
9              1.06757517
10             1.07535992
11             1.08320145
12             1.09110015
13             1.09905646
14             1.10707078
15             1.11514354
16             1.12327516
17             1.13146609
18             1.13971674
19             1.14802755
20             1.15639897
21             1.16483143
22             1.17332538
23             1.18188127
24             1.19049955
25             1.19918067
26             1.20792509
27             1.21673328
28             1.22560570
29             1.23454282
30             1.24354511
31             1.25261304
32             1.26174709
33             1.27094775
34             1.28021550
35             1.28955083
36             1.29895424
37             1.30842621
38             1.31796726
39             1.32757787
40             1.33725857
41             1.34700986
42             1.35683226
43             1.36672628



                                   EXHIBIT 1

                      TAPISTRON INTERNATIONAL INC. OPTION 1

----------------------------------------------------------------------------------------------------------------------------------
        B                        C   D         E          F           G          H         I         J            K          L
----------------------------------------------------------------------------------------------------------------------------------
5  QUARTER ENDING                 1/31/97   4/30/97    7/31/97    10/31/97    1/31/98   4/30/98    7/31/98    10/31/98    1/31/99
----------------------------------------------------------------------------------------------------------------------------------
6                                 170,000   636,625   1,219,197   1,451,584  1,085,763   755,264   (88,002)     272,639     46,278
7  BEG CASH
8       INCOME
9
10 Machine Sales 1996:
11 Machine 403 (gtc)                        105,000     115,000      15,000     15,000    15,000    15,000
12 Machine 412 (burton)                      80,000      60,000      50,000
13 Machine 104 (strikeoff)
14 Machine 111 (asahi)
15 Machine 112 (asahi)
16
17 Projections 1997:
18 Machine 414 (Daigo)                       70,000
19 Machine 415                                          700,000
20 Machine 416                                                      800,000
21 Machine 113 (asahi/acako)                            528,000
22 Machine 114 (asahi/duskin+dep)                                   550,000
23 Machine 115 (asahi/duskin+dep)                                              550,000
24
25 Projection 1998:
26 Machine 417                                                                 800,000
27 Machine 418 (Int)                                                                     800,000
28 Machine 419                                                                                     800,000
29 Machine 420                                                                                     800,000
30 Machine 421 (Int)                                                                                            800,000
31 Machine 422 (Int)                                                                                            800,000
32 Machine 423                                                                                                             800,000
33 Machine 424                                                                                                             300,000
34 Machine 425 (Intl)
35
36 Debt Adj, LC Finance, etc.     470,000
37 INFLUX                                 2,500,000
38 Part Sales                       2,325    30,225      32,550      30,225     33,100    37,700    37,700       37,700     37,700
39 Design/Samples                     200     2,600       2,600       2,600      2,600     2,600     2,600        2,600      2,600
40 Burtco power/Rent                          9,000       9,000       9,000      9,000     9,000     9,000        9,000      9,000
41 Service                            100     1,300       1,300       1,300      1,300     1,300     1,300        1,300      1,300
42   EXPENSES
43 Payroll                                 (260,000)   (350,000)   (370,000)  (340,000) (420,000) (360,000)    (420,000)  (360,000)
44   Payroll Taxes                         (104,000)   (140,000)   (148,000)  (136,000) (168,000) (144,000)    (168,000)  (144,000)
45 Utilities:
46   Gas                                       (900)       (900)       (900)      (900)     (900)     (900)        (900)      (900)
47   Electric                               (27,000)    (27,000)    (27,000)   (27,000)  (27,000)  (27,000)     (27,000)   (27,000)
48   Telephone                               (2,700)     (2,700)     (2,700)    (2,700)   (2,700)   (2,700)      (2,700)    (2,700)
49   Water/Mics.                               (300)       (300)       (300)      (300)     (300)     (300)        (300)      (300)
50   Long Distance                             (900)       (900)       (900)      (900)     (900)     (900)        (900)      (900)
51 Insurance:
52   Building                                (8,733)     (8,733)     (8,733)    (8,733)   (8,733)   (8,733)      (8,733)    (8,733)
53   Health                                 (33,750)    (33,750)    (33,750)   (33,750)  (33,750)  (33,750)     (33,750)   (33,750)
54   Workers Comp.                          (10,500)    (10,500)    (10,500)   (10,500)  (10,500)  (10,500)     (10,500)   (10,500)
55 COGS:
56 2 METER
57   Machine 112
58   Machine 113                           (210,268)    (75,134)
59   Machine 114                                       (119,000)   (170,000)
60   Machine 115                                        (55,000)   (237,500)
61 4 METER
62 Machine 414                     (5,000)
63 Machine 415                             (147,000)
64 Machine 416                             (329,902)
65 Machine 417                                                     (268,500)  (141,400)
66 Machine 418                                                      (85,700)  (324,200)
67 Machine 419                                                                (268,500) (141,400)
68 Machine 420                                                                 (85,700) (324,200)
69 Machine 421                                                                          (268,500) (141,400)
70 Machine 422                                                                                    (131,400)    (278,500)
71 Machine 423                                                                                     (85,700)    (214,200)  (110,000)
72 Machine 424                                                                                                 (222,800)  (187,100)
73 Machine 425                                                                                                  (85,700)  (107,471)
74   Misc. expense/freight                 (105,000)   (105,000)   (105,000)  (105,000) (105,000) (105,000)    (105,000)  (105,000)
75   Minor expense report                      (900)       (900)       (900)      (900)     (900)     (900)        (900)      (900)
76   Office supplies                        (61,500)     (4,000)     (2,000)    (3,000)   (4,000)   (3,000)      (2,000)    (2,000)
77 Sales/Marketing:                (1,000)  (13,000)    (28,000)    (13,000)   (13,000)  (13,000)  (28,000)     (13,000)   (13,000)
78 Royalty Payments:                         (6,000)     (6,000)     (6,000)    (6,000)   (3,000)   (6,000)      (6,000)    (3,000)
79 R&D:                                     (42,500)    (30,000)    (30,000)   (30,000)  (30,000)  (30,000)     (30,000)   (30,000)
80 Building:                                (75,000)    (75,000)    (75,000)   (75,000)  (75,000)  (75,000)     (75,000)   (75,000)
81 Professional Fees                                               (100,000)                                   (100,000)
82 Warranty/Installations                   (15,600)    (28,600)    (16,000)   (20,500)  (18,000)   (6,500)     (20,500)   (15,500)
83 Debt Adj, LC Finance, etc.              (470,000)
84 PAYMENT TO CREDITORS                    (500,000)   (114,646)   (111,563)  (107,516)  (53,083) (103,276)     (50,578)
85
86 SECURED/PRIORITY DEBT
87 Parker                                  (160,000)
88 Lawyer                                  (150,000)
89 CPA                                     (110,000)
-----------------------------------------------------------------------------------------------------------------------------------
90 END.CASH                       636,625 1,219,197   1,451,584   1,085,763    755,264   (88,002)  272,639       46,278    (40,876)
===================================================================================================================================



                                   EXHIBIT 2

                         IN THE UNITED STATES BANKRUPTCY
                          NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                                       *    CASE NO. 96-69563
                                             *
TAPISTRON INTERNATIONAL, INC.,               *    CHAPTER 11
                                             *
         DEBTOR.                             *    JUDGE MASSEY
                                             *

                        FIRST AMENDMENT TO FIRST AMENDED
                     AND RESTATED PLAN OF REORGANIZATION OF
                          TAPISTRON INTERNATIONAL, INC.

         Comes now Debtor, Tapistron International, Inc., a Georgia Corporation ("Debtor") and pursuant to the provisions of 11 U.S.C. ss.1127 and Bankr. Rule 3019 amends its First Amended and Restated Plan of Reorganization of Tapistron International, Inc. filed on March 14, 1997 ("Plan") to make provision for two additional classes which shall leave the treatment of its members unimpaired under the proposed amendment so that they shall be presumed to have accepted the Plan in accordance with 11 U.S.C. ss.1126(f).

         The Debtor amends Article 2.1 of the Plan to add additional Classes 12 and 13 which shall be as follows:

         (l) Class 12 shall consist of the holders of outstanding, non-redeemable, non-public warrants to acquire common stock of the Debtor.

         (m) Class 13 shall consist of the claim of Associates Commercial Corporation, Inc.

         The Debtor amends paragraph 2.2 of the Plan to reflect that Classes 12 and 13 are unimpaired classes as follows:

         Section 2.2. Unimpaired Classes:

         Classes 1 through 5, 8, 12 and 13 are not impaired under the Plan, and Classes 1 through 5, 8, 12 and 13 are therefore deemed to have accepted Debtor's Plan in accordance with the provisions of 11 U.S.C. ss.1126(f).

         The Debtor amends Article 3 to set forth the treatment for Classes 12 and 13 by adding additional Sections 3.12 and 3.13 which shall be as follows:

         Section 3.12.

         The members in Class 12 shall retain the rights as set forth under the various representative warrant agreements or other agreements with respect to non-public, non-redeemable warrants. The Plan leaves unaltered the legal, equitable and contractual rights of Class 12 members and as a result this Class is unimpaired under the Plan.

         Section 3.13

         The claim of Associates Commercial Corporation shall be as set forth in the "Consent Order Allowing Use of Cash Collateral and Providing for Adequate Protection" entered by this Court on November 12, 1996.

         Except as otherwise provided herein, the terms of the Plan shall remain in full force and effect and unmodified by this amendment.

         This the 17th day of July, 1997.

                                     /s/ John A. Christy
                                    --------------------------------------------
                                    JOHN A. CHRISTY
                                    GA State Bar No. 125518


SCHREEDER, WHEELER & FLINT, LLP
1600 The Candler Building
127 Peachtree Street, N.E.
Atlanta, Georgia 30303-1845
(404) 681-3450